EXHIBIT 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13D with respect to the common stock, $0.01 par value per share (the “Shares”) of Wheeler Real Estate Investment Trust, Inc., a Maryland corporation, dated as of September 2, 2025, is, and any amendments thereto signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated: September 2, 2025	Diveroli Investment Group LLC

	By:	/s/ Aharon Diveroli
	Name:	Aharon Diveroli
	Title:	Chief Investment Officer

Dated: September 2, 2025	Kingbird Ventures LLC

	By:	/s/ Aharon Diveroli
	Name:	Aharon Diveroli
	Title:	Chief Investment Officer